SRZ COMMENTS 4/7/06



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                              TRANSACTION AGREEMENT



                                  BY AND AMONG

                                   LJH, LTD.,

                     OWL CREEK I, L.P., OWL CREEK II, L.P.,

                         OWL CREEK OVERSEAS FUND, LTD.,

                        OWL CREEK OVERSEAS FUND II, LTD.

                              AND TAS HOLDING, INC.




                              AS OF APRIL 10, 2006



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                                TABLE OF EXHIBITS

EXHIBITS























                                       i


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                              TRANSACTION AGREEMENT

         TRANSACTION AGREEMENT, dated as of April 10, 2006 (the "AGREEMENt"), is by and among LJH, Ltd., a Texas limited partnership ("LJH"), Owl Creek I, L.P., Owl Creek II L.P., Owl Creek Overseas Fund, Ltd. and Owl Creek Overseas Fund II, Ltd., each a Delaware limited partnership (together, the "Owl Creek Investors," and together with LJH, the "Investors") with respect to certain transactions proposed to be undertaken by LJH and the Owl Creek Investors with respect to their ownership of TIMCO Aviation Services, Inc. (the "Company"), the Company and TAS Holding, Inc., a Delaware corporation ("Newco").

         WHEREAS, the Company has experienced continuing losses in its business during the fourth quarter of 2005 and in 2006 that are greater than had been planned for and which have restricted the Company's liquidity and resulted in breaches of certain of the financial covenants (the "Defaults") in the Financing Agreement dated April 5, 2004 between the Company, certain of its Subsidiaries named therein and CIT Group/Business Credit, Inc., as Agent and one of the "Credit Parties" named therein ("CIT"), as amended (the "CIT Facility") and in the Restated and Amended Financing Agreement dated April 8, 2005 between the Company, certain of its Subsidiaries named therein and Monroe Capital Advisors, LLC as the "Lender" named therein ("Monroe"), as amended (the "Monroe/Fortress Facility"), which on April 11, 2005 was assigned to and is now held by Fortress Credit Opportunities I LP ("Fortress").

         WHEREAS, the Investors have proposed to purchase the Monroe Facility, modifying its terms to, among other things, resolve the Defaults thereunder and make available to the Company $6 million of additional funding (the "Working Capital Infusion"), and by working with the Company to obtain amendments to the CIT Facility which will resolve the Defaults thereunder and make available to the Company additional credit to fund its business.

         WHEREAS, as a result of the Company's financial difficulties in recent years and cumulative 1 for 50 reverse stock splits, the Company has a large number of shareholders who own fewer than 100 shares, and the aggregate ownership of the Company's Common Stock by holders other than the Investors is approximately eleven percent;

[ADD RECITAL REGARDING THE ISSUANCE BY THE COMPANY OF THE STUB EQUITY PORTION THAT GETS NEWCO TO 90%]

         WHEREAS, for the foregoing reasons, the Investors have determined to require, as a condition to taking action to resolve the Defaults and provide the Working Capital Infusion, that the Company agree to merge with Newco, a newly formed Delaware corporation owned by the Investors, in a transaction whereby (i) holders of the Company's Common Stock other than the Investors will be entitled to receive a cash amount of $4.00 per share (ii) and the Company shall continue as the surviving corporation and an Affiliate (as defined below) of the Investors;

         WHEREAS, the Investors desire to enter into this Agreement to provide for the various understandings and agreements between them with respect to the transactions described in this preamble and in this Agreement.


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         NOW, THEREFORE, the Investors agree as follows:

                                   ARTICLE I

                                   DEFINITIONS


     1.1 DEFINITIONS. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings provided by GAAP(1). Certain capitalized terms are used in this Agreement as specifically defined in this Section 1.1 as follows:

     "AFFILIATE" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall include (a) any Person who is an officer, director, manager or beneficial holder of at least 10% of the outstanding equity securities of the Company (or other specified Person), (b) any Person of which the Company (or other specified Person) or any officer, director or manager of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of the outstanding equity securities or constitute at least a 10% participant, and (c) in the case of a specified Person who is an individual, Members of the Immediate Family of such Person; PROVIDED, HOWEVER, that the Investors shall not be Affiliates of the Company for purposes of this Agreement.

     "AGREEMENT" is defined in the Preamble.

     "BY-LAWS" means all written rules, regulations, procedures and by-laws and all other similar documents, relating to the management, governance or internal regulation of a Person other than an individual, each as from time to time amended or modified.

     "CHARTER" means the articles or certificate of incorporation, certificate of formation, limited liability company agreement, statute, constitution, joint venture or partnership agreement or articles or other charter of any Person other than an individual, each as from time to time amended or modified.

     "COMMISSION" means the Securities and Exchange Commission.

     "COMPANY COMMON STOCK" means the common stock, $.001 par value per share, of the Company.

     "COMPANY" is defined in the Preamble.

     "CONTRACTUAL OBLIGATION" means, with respect to any Person, any contracts, agreements, deeds, mortgages, leases, licenses, other instruments, commitments, undertakings, arrangements or understandings, written or oral, or other documents, including any document or instrument evidencing indebtedness, to which any such Person is a party or otherwise subject to or bound by or to which any asset of any such Person is subject.

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(1) Not defined.


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     "EXCHANGE ACT" means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as from time to time amended and in effect.

     "INVESTORS" is defined in the preamble.

     "LEGAL REQUIREMENT" means any federal, state or local law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect upon the business, assets, financial condition, income or prospects of the Company and its Subsidiaries, taken as a whole, but excluding (i) changes in the United States or world financial markets or general economic conditions, and (ii) changes or effects arising from terrorism, attack, war, riot, insurrection, other armed conflict or civil disorder except to the extent directly damaging the assets or facilities of the Company and its Subsidiaries.(2)

     "MERGER" means the merger of Newco with and into the Company pursuant to the Merger Agreement.

     "MERGER AGREEMENT" is defined in the preamble.

     "NEWCO" is defined in the preamble.

     "NEWCO COMMON STOCK" means the common stock, $.001 par value per share, of Newco.

     "PERSON" means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization and any governmental department or agency or political subdivision.

     "REGISTRATION RIGHTS AGREEMENT" is defined in Section 2.4(d)(ii).

     "RELATED AGREEMENTS" means the Shareholders Agreement and the Registration Rights Agreement.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be from time to time amended and in effect.

     "SHAREHOLDERS AGREEMENT" is defined in Section 2.4(d)(i).

     "SUBSIDIARY" means any Person of which the Company now or hereafter shall at the time (a) own directly or indirectly through a Subsidiary at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (b) constitute a general partner.

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(2) This definition is not used. To the extent it is used the exceptions should be qualified by any disproportionate effect on the Company.


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                                   ARTICLE II

                                  TRANSACTIONS

     2.1 PURCHASE OF MONROE/FORTRESS FACILITY; PARTICIPATION BY OWL CREEK INVESTORS. On or before April 14, 2006, LJH will enter into a Purchase and Sale Agreement with Fortress providing for the purchase of the Monroe/Fortress Facility by LJH on the terms and conditions stated therein (the "Monroe/Fortress Facility Purchase Agreement") in the form attached to this Agreement as Exhibit A, which terms include a cash payment to Fortress in respect of the principal, accrued interest, fees and expenses of Fortress of an amount not to exceed [$ ] (the "Monroe/Fortress Facility Purchase Price"). Contemporaneously herewith, the Owl Creek Investors shall execute and deliver to LJH a Participation Agreement in the form of Exhibit B to this Agreement (the "Participation Agreement") providing for the participation in the Monroe/Fortress Facility by the Owl Creek Investors on the terms and conditions stated therein and their agreement to fund 19.48% of the Monroe/Fortress Facility Purchase Price at the time such payment is due, as specified in the Monroe/Fortress Facility Purchase Agreement. Such payment by the Owl Creek Investors shall be subject to the terms and conditions set forth in the Participation Agreement(3) and will be made by wire of immediately available funds to the account designated by LJH to the Owl Creek Investors in a written notice provided to the Owl Creek Investors not less than twenty-four (24) hours prior to the closing contemplated by the Monroe/Fortress Facility Purchase Agreement.

     2.2 AMENDMENT OF MONROE/FORTRESS FACILITY; WORKING CAPITAL INFUSION. On or before April 14, 2006, LJH will enter into an Amendment to Financing Agreement with the Company and the other borrowers and guarantors named in the Monroe/Fortress Financing Agreement in the form of Exhibit C attached to this Agreement (the "Monroe/Fortress Facility Amendment"), providing for certain amendments and waivers with respect to the Monroe/Fortress Facility to cure the Defaults and providing for an advance to the Company of Six Million and no/100's Dollars ($6,000,000.00) of cash for use as working capital (the "Working Capital Infusion"). The Owl Creek Investors consent to the execution and delivery of the Monroe/Fortress Facility Amendment in the form attached hereto as Exhibit C and, pursuant to the Participation Agreement, agree to fund One Million, One Hundred Sixty-eight Thousand, Eight Hundred and no/100s Dollars ($1,168,800.00) (19.48%) of the Working Capital Infusion, subject to the terms and conditions stated therein. Such payment by the Owl Creek Investors will be made by wire of immediately available funds to the account designated by the Company to the Owl Creek Investors in a written notice provided to the Owl Creek Investors not less than twenty-four (24) hours prior to the funding of the Working Capital Infusion contemplated by the Monroe/Fortress Facility Amendment.

     2.3 ORGANIZATION AND CAPITALIZATION OF NEWCO. (a) LJH has organized Newco on April 10, 2006 pursuant to the certificate of incorporation and bylaws attached to this Agreement as Exhibit D.

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(3) Since the funds for the Participation agreement will be wired directly to
LJH and the Transaction Agreement contemplates that the purchase of the MF Loan to potentially occur sometime thereafter it makes sense that the Participation Agreement contain a provision which obligates LJH to return the funds if the MF Loan is not purchased within the contemplated timeframe.


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     (b) Upon execution of the Merger Agreement, LJH and the Owl Creek Investors
agree to fund Newco with $10,006,524(4), representing the product of $4 multiplied by the number of issued and outstanding shares of TIMCO Common Stock that are not owned by the Investors plus the number of shares of Common Stock that are issuable upon the exercise of existing conversion rights by the holders of the Subordinated Convertible Notes and holders of warrants, options and stock grant rights identified on Exhibit E to this Agreement(5). Of this amount, LJH will contribute the sum of $8,057,252 (89.52%) in return for the issuance by Newco to LJH of 2,014,313 shares of Newco Common Stock and the Owl Creek Investors will contribute the sum of $1,949,272.00 (19.48%) in return for the issuance by Newco to the Owl Creek Investors of 487,318 shares of Newco Common Stock.

     (c) LJH and the Owl Creek Investors agree that Newco will, pursuant to the Merger Agreement, deposit the sum of $10,006,524 in an escrow account pursuant to the Escrow Agreement attached to this Agreement as Exhibit F, to be disbursed as provided in the Escrow Agreement and the Merger Agreement.

     (d) On or before the date that is two business days prior to the Closing contemplated by the Merger Agreement, and subject to the satisfaction of the condition to closing set forth in this Agreement in Section ___ and of the Company in the Merger Agreement, LJH and the Owl Creek Investors will contribute all shares of Company Common Stock owned by them to Newco. LJH will contribute 15,385,812 shares of Company Common Stock to Newco in return for the issuance by Newco to LJH of 15,385,812 shares of Newco Common Stock and the Owl Creek Investors will contribute an aggregate of 3,722,399(6) shares of Company Common Stock to Newco in return for the issuance by Newco to the Owl Creek Investors of 3,722,399 shares of Newco Common Stock.

     (e) On or before the date that is two business days prior to the Closing contemplated by the Merger Agreement, and subject to the satisfaction of the condition to closing set forth in this Agreement in Section ___, and of the Company in the Merger Agreement, LJH will cause the exchange of the Working Capital Infusion for 2,400,000 shares of the Company's Common Stock pursuant to the Merger Agreement and the Company shall issue [___] shares of Common Stock to Newco, subject to the terms and conditions stated therein. LJH and the Owl Creek Investors agree to contribute all of such shares to Newco, of which 1,932,480 (80.52%) shares of Company Common Stock will be deemed contributed to Newco by LJH in return for the issuance by Newco to LJH of 1,932,480 shares of Newco Common Stock and 467,520 (19.48%) shares of Company Common Stock will be deemed contributed to Newco by the Owl Creek Investors in return for the issuance by Newco to the Owl Creek Investors of 467,520 shares of Newco Common Stock.(7) LJH is authorized to take all reasonable necessary actions on behalf of LJH and the Owl Creek Investors to effect the transactions described in this Subparagraph
(e); provided that before taking such action LJH provides Owl Creek with reasonable notice of such action and a reasonable good faith opportunity to review and consult in taking such action.

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(4) Please confirm when this is to be funded.
(5) Please refer to footnote in Exhibit E.
(6) Owl Creek to confirm amount.
(7) Do these numbers reflect the fully diluted amount of the minority piece to be squeezed out. Please advise as to how you got to these numbers.


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     (f) The ownership of the Newco Common Stock issued to LJH and the Owl Creek
Investors will be subject to the Shareholders Agreement attached to this Agreement as Exhibit G which has been executed and delivered simultaneously with this Agreement.

     (g) The closing (the "CLOSING") of each issuance of Newco Common Stock described in this Section 2.3 shall take place at the offices of Bracewell & Giuliani LLP, 500 N. Akard, Suite 4000, Dallas Texas on the dates specified above or at such other place and time as LJH and the Owl Creek Investors may otherwise agree. At each closing, Newco will issue to each of LJH and the Owl Creek Investors certificates for the indicated number of shares of Newco Common Stock in such denominations as any of them may specify and each of the parties will execute and deliver such certifications, receipts and acknowledgements as any of the parties may reasonably request to evidence such actions.

     2.4 MERGER AGREEMENT. The Merger Agreement has been executed and delivered by Newco and by LJH in the form attached to this Agreement as Exhibit H contemporaneously with the execution of this Agreement. Newco agrees to vote all shares of Company Common Stock owned by it to approve the Merger and any other matters submitted to a vote of the shareholders of the Company in connection with any meeting of the Company's shareholders held to consider and vote upon the Merger, subject to the terms and conditions set forth in the Merger Agreement. To the extent that the conditions set forth in the Merger Agreement, including the conditions set forth in Section __ of the Merger Agreement relating to completion of the Merger pursuant to Section 253 of the DGCL, Newco is authorized by LJH and the Owl Creek Investors to take all necessary actions to consummate the Merger pursuant to the Merger Agreement.

     2.5 SEC FILINGS. Each of LJH and the Owl Creek Investors agree to promptly file an amendment to their respective Schedule 13D with the SEC disclosing their agreement to pursue the transactions described in this Agreement and to provide each party to this Agreement with prompt notice of any development which would under applicable rules require an amendment to their respective Schedule 13D. Each of LJH and the Owl Creek Investors agree to provide the other with a reasonable good faith opportunity to review and comment on its proposed amendment to Schedule 13D prior to its filing. LJH and the Owl Creek Investors understand that a filing with the SEC under Rule 13e-3 will be required in order to consummate the Merger and the exchange of the Working Capital Infusion for 2,400,000 shares of Company Common Stock as provided in the Merger Agreement. Newco hereby agrees to make any such filings required with the SEC under Rule 13e-3 as promptly as practicable after execution of the Merger Agreement but in no event later than 10 Business Days after the date hereof. (e) No filing of, or amendment or supplement to, the such Newco filing will be made by Newco without providing the Investors the opportunity to review and comment thereon. Each of LJH and the Owl Creek Investors agrees to promptly provide the information reasonably required under that Rule for inclusion in each filing with the SEC that is necessary and represents and warrants to the other parties to this Agreement that all such information provided solely with respect to such party will be true and correct in all material respects and will not misstate any material fact or omit to state any material fact required to be stated therein, in light of the circumstances in which they were made, in order that the information provided will not be materially misleading.

     2.5 CONDITIONS TO CLOSING FOR THE INVESTORS. The Investors' several obligations to take the actions described in Section 2.1, 2.2, 2.3 and 2.4 of this Agreement on the dates specified therein (each such date being a "Closing Date") are subject to the satisfaction, on or prior to each


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


such Closing Date of the conditions set forth in the Related Agreement corresponding to such Closing Date and, of the following conditions:(8)

     (a) REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by each of the parties herein shall have been true and correct when made and shall be true and correct on and as of the applicable Closing Date with the same force and effect as though made on and as of the Closing Date, except for any representations and warranties that are made as of a specific date which shall only be required to be true and correct as of such date.

     (b) PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by each of the Investors on or prior to the applicable Closing Date shall have been performed or complied with.

     (c) SECRETARY'S CERTIFICATE. The Investors shall have received copies of each of the following:

         (i) the Certificate of Incorporation of Newco, certified by the Secretary of State of the State of Delaware, and copies of the Bylaws of Newco, certified by the Secretary of Newco;

         (ii) resolutions of the Board of Directors of Newco, the form and substance of which are reasonably satisfactory to the Investors, authorizing any actions being taken by Newco in connection with such Closing.

     (d) BOARD OF NEWCO. As of the initial Closing Date, the Board of Directors of Newco shall be constituted in accordance with the Shareholders Agreement.

     (e) CONSENTS. All consents and approvals to the transactions contemplated by this Agreement required to be obtained from any third party shall have been obtained by the Company.

     (f) LEGALITY. All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Newco Common Stock and Company Common Stock contemplated by this Agreement, including with respect to the filings and related actions required by Rule 13e-3 under the Exchange Act, shall have been duly obtained and shall be in full force and effect.

     (g) GENERAL. All instruments and legal and organizational proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received copies of all documents, including records of company proceedings and officers' certificates, which they may have reasonably requested in connection therewith.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS


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(8) Add as a condition executed copies of the Stockholders Agreement and
Registration Rights Agreement.


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LJH hereby represents and warrants to the Owl Creek Investors and Newco, and each of the Owl Creek Investors, jointly and severally, hereby represents and warrants to LJH and Newco, as follows:

     3.1 ORGANIZATION. It is duly organized and validly existing and in good standing under the laws of its state of organization.

     3.2 ORGANIZATIONAL POWER. It has all necessary power and authority to enter into and perform this Agreement and the Related Agreements to which it is a party, to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it. It has taken all action necessary to authorize this Agreement and the Related Agreements to which it is a party.

     3.3 AUTHORIZATION. All approval and action on the part of such Investor by its owners and its governing body necessary for the due authorization, execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated herein and therein has been or will be taken. This Agreement and the Related Agreements to which such Investor is a party are legal, valid and binding agreements of the Investor, enforceable in accordance with their terms. The execution, delivery and performance by such Investor of this Agreement and the Related Agreements to which it is a party will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which such Investor is subject, its organizational documents, or any Contractual Obligation to which such Investor is a party or by which it is bound.

     3.4 ACCREDITED INVESTOR; INVESTMENT. It is an "accredited investor" for purposes of Regulation D under the Securities Act and that it has sufficient knowledge and experience in evaluating and investing in companies similar to Newco and the Company so as to be able to evaluate the risks and merits of its investment in Newco and the Company and is able financially to bear the risks thereof. Each Investor acknowledges that an investment in Newco and in the Company involves a substantial degree of risk of loss of such Investor's entire investment and that there is no assurance of any income from such investment. It is acquiring the Newco Common Stock and Company Common Stock described herein for investment, for its own account and not with a view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

     3.5 TITLE; NO ADVERSE CLAIMS. The Company Common Stock contributed to Newco by such Investor as contemplated by Section 2.4 of this Agreement is owned by such Investor of record and beneficially and is being conveyed to Newco free of all adverse claims.

     3.6 LITIGATION. As of the date of this Agreement, no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to the Investor's knowledge, threatened, against such Investor with respect to its ownership of Company Common Stock or the transactions contemplated by this Agreement.


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     3.7 CONSENTS. No consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection with such Investor's valid execution, delivery or performance of this Agreement and the Related Agreements to which it is a party, except as expressly contemplated herein or in the Related Agreements.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Newco represents and warrants to each Investor as follows:

     4.1 ORGANIZATION. Newco is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware.

     4.2 COMPANY POWER. Newco has all necessary corporate power and authority to enter into and perform this Agreement and the Related Agreements to which it is a party, to issue and sell the Newco Common Stock contemplated by this Agreement, to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it. Newco has taken all action necessary to authorize this Agreement, the Related Agreements to which it is a party and the issuance of the Newco Common Stock to be issued and sold hereunder.

     4.3 SUBSIDIARIES; BUSINESS. Newco has no Subsidiaries. Except for the transactions contemplated by this Agreement, Newco has not conducted any business or entered into any agreement or understanding with any person since the date of its organization.

     4.4 CAPITALIZATION. Except as contemplated by this Agreement, Newco has no issued or outstanding capital stock nor any obligation to issue its capital stock to any Person. All of the shares of Newco Common Stock to be issued to the Investors pursuant to this Agreement will be, upon consummation of the transactions contemplated by this Agreement, validly issued, fully paid, nonassessable and subject to no lien or restriction on transfer, except restrictions on transfer imposed by the Related Agreements and applicable securities laws.

     4.5 AUTHORIZATION. All securityholder approval and action on the part of Newco necessary for the due authorization, execution and delivery of this Agreement and the Related Agreements to which Newco is a party and the consummation of the transactions contemplated herein and therein, has been or will be taken prior to the applicable Closing Date. This Agreement and the Related Agreements to which Newco is a party are legal, valid and binding agreements of Newco, enforceable in accordance with their terms. Subject to the accuracy of the representations and warranties made by the Investors herein, the execution, delivery and performance by Newco of this Agreement and the Related Agreements to which Newco is a party and the issuance of the Newco Common Stock by Newco to the Investors will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which Newco is subject, or Newco's organizational documents, or any Contractual Obligation to which Newco is a party or by which it is bound.


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


     4.6 OUTSTANDING DEBT: ABSENCE OF LIABILITIES. Newco does not have any material liabilities or obligations, contingent or otherwise, which are not described in this Agreement.

     4.7 LITIGATION. As of the date of this Agreement, no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to Newco's knowledge, threatened against Newco.

     4.8 CONSENTS. No consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection with Newco's valid execution, delivery or performance of this Agreement or the Related Agreements to which it is a party, or the offer, issue or sale of the Newco Common Stock to the Investors by Newco, or the consummation of any other transaction pursuant to this Agreement on the part of Newco, except filings expressly contemplated by this Agreement or the relevant Related Agreements.

                                   ARTICLE V

                   COVENANTS OF THE COMPANY AND THE INVESTORS


     5.1 EXPENSES. Each party to this Agreement will bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the Related Agreements, provided that upon the closing of the Merger, the Investors may, pursuant to the Merger Agreement, seek reimbursement of their reasonable expenses, including fees of their respective counsel, from the Company up to a maximum of $[ ] in the aggregate, to be allocated 80.52% to LJH and 19.48% to the Owl Creek Investors.

                                   ARTICLE VI

                                  MISCELLANEOUS


     6.1 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

     If to LJH or to Newco, to it at 377 Neva Lane, Denison, TX 75020 attention:
Mr. Lacy Harber, telecopy: (903) 465-6514, with a copy to Bracewell & Giuliani, LLP, 500 N. Akard Street, Suite 4000, Dallas, Texas 75201-3387, attention:
Michael W. Tankersley, Esq., telecopy (214) 758-8366, or at such other address as LJH or Newco shall have specified by notice to the other parties to this Agreement.

     If to any of the Owl Creek Investors, to it at 640 Fifth Avenue, 20th Floor, New York, NY 10019, attention: Mr. Daniel Sapadin, with a copy to Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022 , attention: Peter J. Halasz, Esq., telecopy: (212)-593-5955.

     All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by


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


facsimile or e-mail (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) 72 hours after being deposited in the U.S. mail, first class with postage prepaid. In the event of any conflict between the Company's books and records and this Agreement or any notice delivered hereunder, the Company's books and records will control absent fraud or error.

     6.2 PRESS RELEASES. The Investors shall agree on the form of each press release by any of them or by Newco related to this Agreement or the transactions contemplated hereby to the extent that any such press release references an Investor or an Affiliate of such Investor.

     6.3 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Investors.

     6.4 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. Newco shall not have the right to assign its rights or obligations hereunder or any interest herein without obtaining the prior written consent of the Investors; obligations of Newco set forth herein shall not be applicable to the Company following consummation of the Merger and the Company shall not, as a consequence of the Merger, become a party to this Agreement. The Investors may assign or transfer their rights under this Agreement to the extent permitted herein and by the other agreements between the respective parties and the Company. Whether or not any express assignment has been made in this Agreement, provisions of this Agreement that are for the Investors' benefit as the holder of any Company Common Stock are also for the benefit of, and enforceable by, all subsequent holders of the Company Common Stock.

     6.5 GENERAL. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement, the Related Agreements and the other written agreements of the parties referred to herein or therein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     6.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. One or more counterparts of this Agreement or any Exhibit or Schedule hereto may be delivered via facsimile and such facsimile counterpart shall have the same effect as an original counterpart hereof.

                            [Signature pages follow]

     The undersigned have executed this Transaction Agreement as of the date first above written.

                                     TAS HOLDING, INC.


                                     By:
                                        ----------------------------------------
                                     Name:
                                     Title:


                                     LJH, LTD.


                                     By:
                                        ----------------------------------------
                                     Name:  Lacy Harber
                                     Title:

                                     OWL CREEK I L.P.
                                         By:   Owl creek Advisors, LLC
                                               its General Partner


                                     By:
                                        ----------------------------------------
                                     Name:  Jeffrey Altman
                                     Title: Managing Member

                                     OWL CREEK II L.P.
                                         By:   Owl creek Advisors, LLC
                                               its General Partner


                                     By:
                                        ----------------------------------------
                                     Name:  Jeffrey Altman
                                     Title: Managing Member

                                     OWL CREEK OVERSEAS FUND LTD.

                                     By:
                                        ----------------------------------------
                                     Name:  Jeffrey Altman
                                     Title: Director

                                     OWL CREEK OVERSEAS FUND II, LTD.

                                     By:
                                        ----------------------------------------
                                     Name:  Jeffrey Altman
                                     Title: Director

                                     TIMCO AVIATION SERVICES, INC.

                                     By:
                                        ----------------------------------------
                                     Name:
                                     Title:

Transaction Agreement.

Summary of Outstanding Common Stock, Options, Warrants, Conversion Rights of TIMCO Aviation Services, Inc. and TAS Holding, Inc.

--------------------------------------------------------------------------------
                   Shareholder               No. of shares       Payoff @ $4
--------------------------------------------------------------------------------
LJH                                               15,385,812                 0
--------------------------------------------------------------------------------
Owl Creek                                          3,722,399                 0
--------------------------------------------------------------------------------
Public shareholders                                2,333,299        $9,333,196
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total shares outstanding                          21,441,510
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
LJH Warrant(9)                                        47,125           188,500
--------------------------------------------------------------------------------
New Sr. Conv Notes due 12/31/2006                     71,219           284,876
--------------------------------------------------------------------------------
Junior Conv Notes due 1/2/2007                        38,738           154,952
--------------------------------------------------------------------------------
Restricted shares per West Emp. Ag.                   11,250            45,000
--------------------------------------------------------------------------------
 Subtotal of conversion/warrant rts.(10)             168,332           673,328
--------------------------------------------------------------------------------
 Subtotal of purchased shares                      2,501,631       $10,006,524
--------------------------------------------------------------------------------
Total                                             21,609,842
--------------------------------------------------------------------------------


TAS Holding, Inc. Share Issuances
------------------------------------------------------------------------------------------
                   Shareholder               No. of shares         Consideration
------------------------------------------------------------------------------------------
LJH - exchange of TIMCO shares                    15,385,812         15,385,812 TIMCO Shs
------------------------------------------------------------------------------------------
Owl Creek - exchange of TIMCO shares               3,722,399          3,722,399 TIMCO Shs
------------------------------------------------------------------------------------------
  Subtotal                                        19,108,211         19,108,211 TIMCO Shs
------------------------------------------------------------------------------------------
  Cash Capital Contribution to Newco
------------------------------------------------------------------------------------------
Portion to LJH (80.52%)                            2,014,313                   $8,057,252
------------------------------------------------------------------------------------------
Portion to Owl Creek Investors (19.48%)              487,318                    1,949,272
------------------------------------------------------------------------------------------
  Subtotal                                         2,501,631                  $10,006,524
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
  Exchange of Working Cap. Infusion
------------------------------------------------------------------------------------------
Portion to LJH (80.52%)                            1,932,480                   $4,831,200
------------------------------------------------------------------------------------------
Portion to Owl Creek Investors (19.48%)              467,520                    1,168,800
------------------------------------------------------------------------------------------
  Subtotal                                         2,400,000                   $6,000,000
------------------------------------------------------------------------------------------
Total Newco Shares                                24,009,842
------------------------------------------------------------------------------------------







(9) Why wouldn't these be contributed to Newco instead of being paid out via the merger?
(10) Are these derivative securities in the money? If so they should be added to the fully diluted minority stub amount.